Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Denise Warren	Beth Wright
EVP/Chief Financial Officer	VP – Corporate Communications
615-764-3013	615-764-3010

Capella Healthcare, Inc. Reports Fourth Quarter and Year-End 2014 Results

Quarterly Pro Forma Adjusted EBITDA Increases by 18.4% over Prior Year

Capella Completes Strongest Year in Company’s History

Franklin, Tennessee – March 27, 2015 – Capella Healthcare, Inc. (“Capella”) today announced results for the three months and twelve months ended December 31, 2014. In its strongest year in history, Capella’s Pro Forma Adjusted EBITDA increased to $103.3 million, representing a 10.5% over the prior year.

Three Months Ended December 31, 2014

For the three months ended December 31, 2014, revenues from continuing operations were $183.7 million, up $19.8 million or 12.1% over the same period a year ago. Pro forma adjusted EBITDA increased 18.4% to $27.0 million compared with $22.8 million for the same period a year ago. Admissions increased 5.3% from the prior year quarter, and adjusted admissions increased 11.3% for the same prior year period. Revenue per adjusted admission declined 2.0%. For the quarter, pro forma adjusted EBITDA margin expanded a solid 80 basis points to 14.7% over the same period a year ago.

The strong quarterly performance was driven by several factors, including improving inpatient trends, significant growth in outpatient revenues which increased 18.9% over the prior year quarter. The growth in outpatient revenues reflect increases in cardiovascular services, diagnostic imaging services, outpatient surgeries and emergency department visits, up 10%, the largest quarterly increase in more than two years. Self-pay revenues declined 33% over the prior quarter, largely a result of Medicaid coverage expansion in three of the states served by Capella’s hospitals.

Twelve Months Ended December 31, 2014

For the twelve months ended December 31, 2014, revenues from continuing operations were $713.4 million, an increase of $45.3 million or 6.8% over the same prior year period. Pro forma Adjusted EBITDA was $103.3, an increase of 10.5% and $9.8 million over the prior year.

The strong performance was impacted by numerous factors, including a decrease in self-pay admissions of 33.8%. For the year, adjusted admissions were up 2.1%, admissions were down 1.4%, revenue per adjusted admission increased 4.6% and ER visits were up 4.1%.

“Our fourth quarter and 2014 year-end results demonstrate significant achievement, with which we are very pleased,” said Michael A. Wiechart, president and chief executive officer of Capella. “With a 10.5% increase in pro forma adjusted EBITDA, 2014 was our most successful year in the company’s history. More importantly, our hospitals continue to make significant and sustained progress in quality and patient safety metrics. None of this would be possible without the hard work and dedication of the thousands of employees, physicians and volunteers in the communities we are privileged to serve.”

“Additionally, we were pleased to complete the acquisition of a new hospital, Carolina Pines Regional Medical Center in Hartsville, SC, adding them to the Capella family on January 1, 2015. We also formed two new clinical partnerships with nationally known academic medical centers last year, MUSC Health in Charleston, South Carolina, and UW Medicine in Seattle, WA.”

“These results – as well as local, regional and national recognition – show that our hospital leaders are doing an outstanding job during a challenging time for our industry. Among the recent recognition earned by our hospitals is a second consecutive “Top Workplace in Oklahoma” award for Southwestern Medical Center in Lawton, OK; a fourth consecutive “Top Performer on Key Quality Measures®” by The Joint Commission for Willamette Valley Medical Center in McMinnville, OR; and “Businesses of the Year” honors for both National Park Medical Center in Hot Springs, AR, and EASTAR Health System in Muskogee, OK.”

About Capella Healthcare

Founded in 2005 in Franklin, Tennessee, Capella owns and/or operates general acute-care hospitals. With the philosophy that all health care is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. Capella has access to significant leadership and financial resources, reinvesting in its family of hospitals to strengthen and expand services and facilities. For more information visit the website at www.CapellaHealthcare.com.

Conference Call

Capella will host a conference call for investors at 9:00 a.m. Central time today. All interested investors are invited to access the call by dialing: 877-806-6964, conference ID#: 2823 4647. A replay of the call will be available for a period of 30 days, beginning approximately one hour after the call has concluded. Instructions to access the audio recording can be found on the Investor Relations section of the Company’s website at www.CapellaHealthcare.com. A copy of the Company’s Form 10-K for the year ended December 31, 2014 may be obtained via the Company’s website when filed with the Securities and Exchange Commission.

Cautionary Statement about Preliminary Results and other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of healthcare reform and other changes in government programs; (2) spending cuts resulting from the Budget Control Act of 2011; (3) the impact of the economy; (4) growth of uninsured and “patient due” accounts and a deterioration in the collectability of these accounts; (5) federal or state programs that reduce our Medicare or Medicaid payments; (6) the reduction or elimination of payments from third-party payors or the inability to negotiate contracts or maintain satisfactory relationships with third-party payors; (7) controls designed to reduce inpatient services may reduce our revenue; (8) any shortage of qualified professional and staff personnel; (9) our ability to recruit and retain quality physicians; (10) the loss of the services of one or more of our executive management team; (11) our ability to comply with extensive laws and government regulations, including fraud and abuse laws; (12) competition from other hospitals or healthcare providers, including physicians; (13) concentration of revenue in a small number of states, which makes us particularly sensitive to regulatory and economic changes in those states; (14) our access to licensed information systems and the ability to integrate changes to our existing information systems or information systems of acquired hospitals; (15) liabilities for professional liability and other claims brought against our facilities; (16) potential legal and reputational risk as a result of our access to personal information of our patients; (17) state efforts to regulate the construction or expansion of healthcare facilities; (18) the industry trend toward value-based purchasing; (19) our substantial indebtedness and ability to generate cash flow to service or refinance our indebtedness; and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Three Months Ended December 31,
	2013		2014
	Amount	% of Revenue	Amount	% of Revenue
Revenue before provision for bad debts	$195.1		$202.8
Provision for bad debts	(31.2)		(19.1)

Revenues	163.9		183.7

Salaries & benefits	82.0	50.0%	86.6	47.1%
Supplies	30.3	18.5	31.6	17.2
Other operating expenses	42.7	26.1	44.1	24.0
Other income	(5.7)	(3.5)	(4.3)	(2.3)
Management fees	0.1	—	0.1	—
Interest, net	14.0	8.5	12.9	7.0
Depreciation and amortization	10.3	6.3	10.4	5.7

Income (loss) from continuing operations before income taxes	(9.8)	(6.0)	2.3	1.4
Income taxes	0.8	0.5	1.9	1.0

Income (loss) from continuing operations	(10.6)	(6.5)	0.4	0.2
Loss from discontinued operations, net of tax	(3.3)	(2.0)	(14.8)	(8.0)

Net loss	(13.9)	(8.5)	(14.4)	(7.8)
Less: Net income attributable to non-controlling interests	0.7	0.4	1.0	0.5

Net loss attributable to Capella Healthcare, Inc.	$(14.6)	(8.9)%	$(15.4)	(8.4)%

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Twelve Months Ended December 31,
	2013		2014
	Amount	% of Revenue	Amount	% of Revenue

Revenue before provision for bad debts	$768.9		$788.9
Provision for bad debts	(100.8)		(75.5)

Revenues	668.1		713.4

Salaries & benefits	312.7	46.8%	333.4	46.7%
Supplies	116.0	17.4	121.7	17.1
Other operating expenses	168.1	25.2	176.3	24.7
Other income	(10.7)	(1.6)	(13.2)	(1.9)
Management fees	0.2	—	0.2	—
Interest, net	55.0	8.2	53.7	7.5
Depreciation and amortization	41.5	6.2	41.5	5.8

Loss from continuing operations before income taxes	(14.7)	(2.2)	(0.2)	(0.0)
Income taxes	4.0	0.6	4.7	0.7

Loss from continuing operations	(18.7)	(2.8)	(4.9)	(0.7)
Loss from discontinued operations, net of tax	(11.8)	(1.8)	(18.4)	(2.6)

Net loss	(30.5)	(4.6)	(23.3)	(3.3)
Less: Net income attributable to non-controlling interests	1.3	0.2	1.8	0.3

Net loss attributable to Capella Healthcare, Inc.	$(31.8)	(4.8)%	$(25.1)	(3.5)%

Capella Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

		(Unaudited)
	December 31, 2013	December 31, 2014
ASSETS
Current Assets:
Cash	$26.4	$28.7
Restricted cash	—	73.9
Accounts receivable, net	126.3	120.9
Inventories	24.3	23.7
Prepaid expenses and other current assets	5.0	5.1
Other receivables	6.6	5.8
Deferred tax assets	2.5	2.4
Assets held for sale	13.1	33.7

Total current assets	204.2	294.2
Property and equipment, net	456.1	409.6
Goodwill	133.6	127.9
Intangible assets, net	13.2	10.9
Other assets, net	23.7	27.1

Total assets	$830.8	$869.7

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$28.5	$29.8
Salaries and benefits payable	23.8	27.5
Accrued interest	23.3	23.3
Other accrued liabilities	32.7	23.5
Capital leases and long-term debt, current portion	49.6	6.0
Revolving line of credit	—	5.0
Liabilities held for sale	1.9	3.6

Total current liabilities	159.8	118.7
Capital leases and long-term debt, net of current portion	507.8	607.8
Deferred income taxes	17.3	18.2
Other liabilities	28.4	31.0
Redeemable non-controlling interests	21.4	11.7
Due to parent	210.9	213.7
Stockholder’s deficit:
Common stock	—	—
Retained deficit	(114.8)	(131.4)

Total stockholder’s deficit	(114.8)	(131.4)

Total liabilities and stockholder’s deficit	$830.8	$869.7

Capella Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	For the Year Ended December 31,
	2013	2014
Operating activities:
Net loss	$(30.5)	$(23.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	11.8	18.4
Depreciation and amortization	41.5	41.5
Amortization of loan costs and debt discount	4.0	3.8
Provision for bad debts	100.8	75.5
Deferred income taxes	3.1	3.1
Stock-based compensation	0.8	4.1
Changes in working capital, net of acquisitions	(99.7)	(75.4)

Net cash provided by operating activities - continuing operations	31.8	47.7
Net cash used in operating activities - discontinued operations	(1.0)	(3.3)

Net cash provided by operating activities	30.8	44.4

Investing activities:
Purchases of property and equipment, net	(24.9)	(24.5)
Escrow payment on acquisition of healthcare business	—	(73.9)
Proceeds from disposition of healthcare businesses	1.6	11.2

Net cash used in investing activities - continuing operations	(23.3)	(87.2)
Net cash used in investing activities - discontinued operations	(3.5)	(0.7)

Net cash used in investing activities	(26.8)	(87.9)

Financing activities:
Payments on capital leases and other obligations	(9.8)	(49.9)
Borrowings on revolving credit facility	—	40.0
Repayments on revolving credit facility	—	(35.0)
Proceeds from term loan	—	99.0
Advances to Parent	1.3	(1.2)
Payment of debt issue costs	—	(5.4)
Distributions to non-controlling interests	(1.2)	(1.8)
Sale (repurchase) of non-controlling interests	(0.2)	0.1

Net cash provided by (used in) financing activities - continuing operations	(9.9)	45.8
Net cash used in financing activities - discontinued operations	(1.0)	—

Net cash provided by (used in) financing activities	(10.9)	45.8
Net increase (decrease) in cash and cash equivalents	(6.9)	2.3
Cash, beginning of period	33.3	26.4

Cash, end of period	$26.4	$28.7

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA – Reported (Unaudited)

(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2014	2013	2014

Reported Revenue	$163.9	$183.7	$668.1	$713.4
Additional increase to bad debt expense	4.5	—	4.5	—

Adjusted Revenue	$168.4	$183.7	$672.6	$713.4

Net loss attributable to Capella Healthcare, Inc.	$(14.6)	$(15.4)	$(31.8)	$(25.1)
Net interest and deferred financing costs amortization	14.0	12.9	55.0	53.7
Income taxes	0.8	1.9	4.0	4.7
Depreciation and amortization	10.3	10.4	41.5	41.5
Non-controlling interests	0.7	1.0	1.3	1.8
Business development and refinancing related costs	—	—	—	—
Acquisition related expenses	0.6	0.9	3.3	2.2
Stock-based compensation	0.2	0.4	0.8	5.9
Management fee to related party	—	—	0.2	0.2
Discontinued operations, net of taxes	3.3	14.8	11.8	18.4

Adjusted EBITDA (1)	$15.4	$27.0	$86.1	$103.3
Additional increase to bad debt expense	4.5	—	4.5	—
Reorganization related charges	2.9	—	2.9	—

Pro forma Adjusted EBITDA (2)	$22.8	$27.0	$93.5	$103.3

(1)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, business development and refinancing related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
(2)	Reflects Adjusted EBITDA, plus the impact of certain non-recurring, out of period, and other adjustments.

Capella Healthcare, Inc.

Operating Statistics (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2014	% change	2013	2014	% change

Total Consolidated:

Admissions	9,044	9,519	5.3%	38,267	37,731	(1.4)%

Adjusted Admissions	19,550	21,761	11.3%	81,287	82,993	2.1%

Revenue per adjusted admission (2)	$8,616	$8,443	(2.0)%	$8,219	$8,596	4.6%

Inpatient Surgery	2,149	2,124	(1.2)%	9,098	8,591	(5.6)%

Outpatient Surgery	5,316	5,424	2.0%	21,210	21,061	(0.7)%

Emergency Room Visits	46,443	51,099	10.0%	194,339	202,277	4.1%

(1)	All hospital statistics are on a continuing operations basis and excludes facilities classified as discontinued operations.
(2)	Refer to adjusted EBITDA table reported revenue for the fourth quarter.